Exhibit 99.1

FOR IMMEDIATE RELEASE

Eldorado Resorts Appoints Anthony Carano to Executive Vice President of Operations

Reno, Nevada (August 26, 2016) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado” or the “Company”) today announced, the Board of Directors has appointed Anthony L. Carano to serve as Executive Vice President  of Operations, in addition to his current role of General Counsel and Secretary. Mr. Carano, age 34, has served as EVP, General Counsel and Secretary of the Company since September 2014.

In his new role, Mr. Carano will work closely with the Rob Mouchou, SVP of Operations, Gene Carano SVP of Regional Operations, Mike Whitemaine, SVPs of Regional Operations and all of the Company’s General Managers.

“Anthony’s experience and passion for this industry, our Team Members and our Guests will be valuable in guiding the day-to-day operations of our properties, as well as the Company’s future growth,” said Eldorado Resorts Chairman and CEO, Gary Carano.

Prior to joining the Company, he was an attorney at the Nevada law firm of McDonald Carano Wilson, LLP where his practice was devoted primarily to transactional, gaming and regulatory law. Mr. Carano holds a JD from the University of San Francisco, School of Law, his MBA in Finance from the University of San Francisco, School of Business and holds a BA in Business Management from the University of Nevada.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates seven properties in five states, including the Eldorado Resort Casino, the Silver Legacy Resort Casino and Circus Circus in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. For more information, please visit www.eldoradoresorts.com.

Contact:

Thomas Reeg	Joseph N. Jaffoni, Richard Land

President and Chief Financial Officer	JCIR

Eldorado Resorts, Inc.	212/835-8500

775/328-0112	eri@jcir.com

investorrelations@eldoradoresorts.com